EXHIBIT 99.1

FOR IMMEDIATE RELEASE – April 26, 2004

NS GROUP REPORTS FIRST QUARTER 2004 EARNINGS

NEWPORT, KY—(BUSINESS WIRE) — April 26, 2004 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter ended March 31, 2004. Net sales for the quarter were $84.5 million, a 22 percent increase over sales for the fourth quarter of 2003. The company reported operating income of $5.5 million for the first quarter, which included restructuring charges of $1.9 million, compared to an operating loss of $0.4 million in the fourth quarter of 2003.

Net income for the first quarter 2004 was $5.0 million, or $0.24 per diluted share, which included $1.9 million, or $0.09 per diluted share, in restructuring charges, compared to net income of $3.5 million, or $0.17 per diluted share, for the fourth quarter of 2003. Net income for the fourth quarter of 2003 included $4.0 million, or $0.19 per diluted share, in other income related to a favorable legal settlement.

President and CEO, René J. Robichaud, stated, “We are very pleased to see our business return to profitability again. Our employees put in another great performance by keeping conversion costs low while maintaining our quality and customer service.”

Robichaud went on to say, “Our cost of steel is now at record high levels. Despite this, we believe our second quarter financial performance will be much stronger due to positive OCTG industry fundamentals.”

Based on publicly filed ownership reports, the company believes that it is reasonably possible that provisions of the U.S. Internal Revenue Service Code Section 382, which limits the utilization of net operating loss carryforwards (NOL’s) for income tax purposes, will become effective for the company in the near future. If this occurs, the company’s NOL’s would be subject to an annual limitation for future periods, which would impact the recognition of the company’s income tax provision and payments.

The company will host a conference call and simultaneous web cast to discuss first quarter ended March 31, 2004 financial results at 2:00 P.M. ET on Monday, April 26, 2004. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

##################

CONTACT:	Linda A. Pleiman Director of Investor Relations and Corporate Communications NS GROUP, INC. (859) 292-6814 www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

		Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Net sales	$84,517	$69,026	$50,475
Cost of products sold	72,802	66,750	55,773

Gross profit (loss)	11,715	2,276	(5,298)

Selling, general and administrative	4,354	2,638	4,478
Restructuring charges	1,897	77	—

Operating income (loss)	5,464	(439)	(9,776)

Investment income (loss)	36	5	(116)
Interest expense	(318)	(316)	(1,361)
Other income, net	(38)	4,047	38

Income (loss) before income taxes	5,144	3,297	(11,215)
Provision (benefit) for income taxes	103	(169)	—

Net income (loss)	$5,041	$3,466	$(11,215)

Net income (loss) per common share
Basic	$0.24	$0.17	$(0.54)

Diluted	$0.24	$0.17	$(0.54)

Weighted average shares outstanding
Basic	20,910	20,890	20,657
Diluted	21,204	20,955	20,657

Product shipments — tons
Energy products — welded	69,400	60,100	53,600
Energy products — seamless	50,700	46,600	35,400

	120,100	106,700	89,000
Revenue per ton
Energy products — welded	$568	$482	$431
Energy products — seamless	$890	$860	$773

Average rig count	1,118	1,109	897

NOTES:

1.	During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.

2.	During the fourth quarter of 2003, the Company recorded income of $4,019, or $0.19 per share, from the receipt of a claim settlement with electrode suppliers relating to purchases of electrodes by the Company in prior years. The settlement is recorded to other income, net.

3.	During the fourth quarter of 2003, the Company recorded income of $567, or $0.03 per share, from the receipt of payments under the “Continued Dumping and Subsidy Offset Act of 2000”. These recoveries are included in selling, general & administrative expense.

4.	During the fourth quarter of 2003, the Company recorded a charge of $231, or $0.01 per share, for impairment losses on certain long-lived assets. The charge is recorded to cost of products sold.

5.	During the first quarter of 2001, the Company implemented restructuring initiatives involving certain operations of its business. During the fourth quarter of 2003, the Company recorded additional restructuring charges pertaining to these initiatives of $77.